Exhibit 99.1

PRIMERICA REPORTS THIRD QUARTER 2013 RESULTS

Diluted EPS and diluted operating EPS of $0.78

14.8% net income return on stockholders’ equity and 15.8% net operating income return on adjusted stockholders’ equity

14% growth in Investment and Savings Products (ISP) sales

Life insurance sales force increased to 94,529

Duluth, GA, November 6, 2013 – Primerica, Inc. (NYSE: PRI) announced today financial results for the quarter ended September 30, 2013.  Total revenues were $319.5 million in the third quarter of 2013 and net income was $43.2 million, or $0.78 per diluted share.

In the third quarter of 2013 operating revenues increased by 8% to $319.9 million compared with $295.2 million in the third quarter of 2012.  Results were driven by strong Investment and Savings Products performance and growth in Term Life net premium offset by a lower invested asset base from share repurchases over the last 12 months.  Net operating income per diluted share increased 9% year-over-year to $0.78 for the quarter ended September 30, 2013 and returns were strong with net income return on stockholders’ equity of 14.8% (15.8% on a net operating income and adjusted stockholders’ equity (ROAE) basis).  Net operating income was $43.5 million in the third quarter of 2013 compared with $45.1 million in the year ago period as a result of higher operating expenses, including legal fees and expenses, and lower net investment income from a smaller invested asset base following capital deployment and certain prior year period specific income sources.

Rick Williams, Chairman of the Board and Co-Chief Executive Officer said, “Our solid, recurring income base coupled with strong Investment and Savings Product performance and share repurchases drove ROAE to 15.8% and net operating earnings per diluted share to increase by 9% in the third quarter.  As we look to enhance shareholder value in the future, our unique distribution model and large underserved target market provides the opportunity for organic sales growth while our strong financial position allows for continued capital deployment.”

John Addison, Chairman of Primerica Distribution and Co-Chief Executive Officer said, “We experienced growth in our life licensed sales force driven by 12% growth in new life licenses and an 8% increase in the recruiting of new representatives, year-over-year.  Strength in our Investment and Savings Products business continued with a 14% increase in both sales and ending client asset values in the third quarter.  Our goal is to build on this momentum by focusing on initiatives to grow our distribution capabilities and generate long-term growth.”

Distribution Results

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The size of our life-licensed sales force grew to 94,529 at September 30, 2013 from 91,506 at September 30, 2012 and 92,227 at June 30, 2013.  In the third quarter, recruiting of new representatives increased 8% to 51,523 compared with the year ago period and was 2% higher than the second quarter of 2013.  New life insurance licenses were 9,630 in the third quarter up 9% from the previous quarter and 12% from the prior year period.  The percentage of license non-renewals and terminations in relation to the size of the sales force declined on both a prior year period and prior quarter basis.

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Term life insurance policies issued in the third quarter increased 1% compared with the prior year quarter and declined 6% from the second quarter of 2013.  Productivity in the third quarter of .19X policies per life licensed representative per month remained consistent with historical ranges and declined from .21X in the historically higher second quarter of 2013.  The average term premium per issued policy increased 4% compared with the third quarter of 2012.

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Year-over-year Investment and Savings Products sales grew 14% to $1.25 billion compared with third quarter of 2012, primarily reflecting strong retail mutual funds and variable annuity sales.  Sequentially, ISP sales declined 5% compared with the IRA season in the second quarter of 2013.  Client asset values increased 14% to $42.18 billion at September 30, 2013 relative to a year ago and were up 5% from the end of the second quarter, primarily reflecting market performance.

Segment Results

Primerica operates in two primary business segments: Term Life Insurance and Investment and Savings Products, and has a third segment, Corporate and Other Distributed Products. Results for the segments are shown below.

	Actual			Operating (1)
	Q3 2013	Q3 2012(2)	% Change	Q3 2013	Q3 2012(2)	% Change
Revenues:	($ in thousands)			($ in thousands)
Term Life Insurance	$177,811	$163,028	9%	$177,811	$163,028	9%
Investment and Savings Products	114,723	101,163	13%	114,723	101,163	13%
Corporate and Other Distributed Products	26,923	34,897	-23%	27,330	31,025	-12%
Total revenues	$319,457	$299,088	7%	$319,864	$295,216	8%

Income (loss) before income taxes:
Term Life Insurance	$50,136	$47,593	5%	$50,136	$47,593	5%
Investment and Savings Products	31,498	31,608	*	31,498	31,608	*
Corporate and Other Distributed Products	(15,080)	(8,645)	74%	(14,673)	(9,413)	56%
Total income before income taxes	$66,554	$70,556	-6%	$66,961	$69,788	-4%

(1) See the Non-GAAP Financial Measures section and the segment Operating Results Reconciliations at the end of this release for additional information.

(2) In the second quarter of 2013, Primerica began classifying the deposit asset underlying the 10% reinsurance agreement with Citigroup, Inc. (Citigroup), as well as its related mark-to-market adjustments, within the Corporate and Other Distributed Products segment instead of within the Term Life Insurance segment.  As such, results for Q3 2012 include the reclassification of Net Investment Income from the Term Life Insurance Segment to the Corporate and Other Distributed Products Segment of $983.  The change does not impact our consolidated financial statements.

* Less than 1%

Term Life Insurance.  In the third quarter of 2013, Term Life operating revenues increased 9% to $177.8 million and operating income before income taxes increased 5% to $50.1 million compared with the same period a year ago.  Revenue growth was driven by an 11% increase in net premiums over the prior year period.  Allocated net investment income remained flat year-over-year. The amount of net investment income allocated grew with required assets, but was offset by certain prior year period-specific items including the recovery of interest on previously defaulted bonds and an unusually high volume of called securities.

Total incurred claims were in-line with our historical experience and benefits and claims grew in-line with net premiums.  Growth in DAC amortization was lower than net premium growth reflecting general improvement in policy persistency.  Non-deferred commission expense continued the declining year-over-year trend consistent with changes in our incentive programs.  The increase in insurances expenses largely reflects growth in premium-related expenses as well as an annual employee benefits accrual true-up in 2012 that was not necessary this year.

Sequentially, operating income before income taxes declined 3% reflecting lower persistency than the seasonally favorable second quarter and higher incurred claims partially offset by continued growth in net premiums compared with the second quarter of 2013.

Investment and Savings Products.  In the third quarter, operating revenues increased 13% to $114.7 million and operating income before income taxes remained consistent compared with the third quarter of 2012.  Results in the quarter reflect strong sales and higher average client asset values, offset by higher expenses including $2.1 million of legal fees and expenses associated with a series of arbitration hearings and court cases in Florida which impacted net operating earnings per diluted share by $0.02.  In addition, Canadian segregated fund redemptions and market performance were in line with DAC amortization assumptions in the third quarter whereas the prior year period benefited from lower amortization expense.

Sequentially, operating income before income taxes increased 15% compared with the second quarter of 2013 primarily reflecting higher average client asset values, lower legal fees and expenses and lower Canadian segregated fund DAC amortization in the third quarter primarily due to negative market-related amortization adjustments in the second quarter.

Corporate and Other Distributed Products.  Operating revenues of $27.3 million were 12% lower and operating losses before income taxes grew by $5.3 million compared with the third quarter of 2012. During the quarter, allocated net investment income declined primarily due to lower invested assets following capital deployment, growth in Term Life required assets and certain prior year period- specific net investment income items as described in Term Life above.  In our New York subsidiary, benefits and claims increased as a result of increases in policy reserves for certain non-term life insurance products.  Insurance expenses at our New York subsidiary decreased largely due to the release of certain state assessment accruals within our non-term life insurance business.

Taxes

Our effective income tax rate for the third quarter of 2013 was 35.1% compared with 35.4% in the prior year period and 35.5% in the second quarter of 2013.

Capital and Liquidity

As of September 30, 2013, our investments and cash totaled $1.91 billion compared with $1.88 billion as of June 30, 2013.  Our invested asset portfolio had a net unrealized gain of $112.9 million (net of unrealized losses of $14.0 million) at September 30, 2013, consistent with June 30, 2013.

Primerica Life Insurance Company’s statutory risk-based capital (RBC) ratio was estimated to be in excess of 480% as of September 30, 2013, well positioned to support existing operations and fund future growth.  Our debt-to-capital ratio was 23.9% September 30, 2013.

Non-GAAP Financial Measures

We report financial results in accordance with U.S. generally accepted accounting principles (GAAP).  We also present operating revenues, operating income before income taxes, net operating income and adjusted stockholders’ equity.  Operating revenues, operating income before income taxes and net operating income exclude the impact of realized investment gains and losses for all periods presented. Operating income before income taxes and net operating income exclude the expense associated with our IPO-related equity awards for all periods presented.  Adjusted stockholders' equity excludes the impact of net unrealized gains and losses on invested assets for all periods presented.  Our definitions of these non-GAAP financial measures may differ from the definitions of similar measures used by other companies.  Management uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating our financial performance.  Furthermore, management believes that these non-GAAP financial measures may provide users with additional meaningful comparisons between current results and results of prior periods as they are expected to be reflective of our core ongoing business.  These measures have limitations, and investors should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP.  Reconciliations of non-GAAP to GAAP financial measures are attached to this release.

Earnings Webcast Information

Primerica will hold a webcast Thursday, November 7, 2013 at 10:00 am ET, to discuss third quarter results.  This release and a detailed financial supplement will be posted on Primerica’s website.  Investors are encouraged to review these materials.  To access the webcast go to http://investors.primerica.com at least 15 minutes prior to the event to register, download and install any necessary software.

A replay of the call will be available for approximately 30 days on Primerica’s website, http://investors.primerica.com.

Forward-Looking Statements

Except for historical information contained in this press release, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements contain known and unknown risks and uncertainties that may cause our actual results in future periods to differ materially from anticipated or projected results. Those risks and uncertainties include, among others, our failure to continue to attract and license new recruits, retain sales representatives or license or maintain the licensing of our sales representatives; our or our sales representatives’ violation of or non-compliance with laws and regulations; incorrect assumptions used to price our insurance policies; the failure of our investment products to remain competitive with other investment options; our failure to meet RBC standards or other minimum capital and surplus requirements; a downgrade or potential downgrade in our insurance subsidiaries’ financial strength ratings or our senior debt ratings; inadequate or unaffordable reinsurance or the failure of our reinsurers to perform their obligations; heightened standards of conduct or more stringent licensing requirements for our sales representatives; the inability of our subsidiaries to pay dividends or make distributions; the loss of key personnel; and general changes in economic and financial conditions, including the effects of credit deterioration and interest rate fluctuations on our invested asset portfolio. These and other risks and uncertainties affecting us are more fully described in our filings with the Securities and Exchange Commission, which are available in the "Investor Relations" section of our website at http://investors.primerica.com. Primerica assumes no duty to update its forward-looking statements as of any future date.

About Primerica, Inc.

Primerica, Inc., headquartered in Duluth, GA, is a leading distributor of financial products to middle income households in North America. Primerica representatives educate their Main Street clients about how to better prepare for a more secure financial future by assessing their needs and providing appropriate solutions through term life insurance, which we underwrite, and mutual funds, annuities and other financial products, which we distribute primarily on behalf of third parties. In addition, Primerica provides an entrepreneurial full or part-time business opportunity for individuals seeking to earn income by distributing the company’s financial products. We insured more than 4 million lives and have over 2 million client investment accounts at December 31, 2012. Primerica stock is included in the S&P MidCap 400 and the Russell 2000 stock indices and is traded on The New York Stock Exchange under the symbol “PRI”.

Investor & Media Contact:
Kathryn Kieser
470-564-7757
Email: investorrelations@primerica.com

PRIMERICA, INC. AND SUBSIDIARIES
Condensed Balance Sheets

	September 30,	December 31,
	2013 (1)	2012
	(In thousands)
Assets
Investments:
Fixed maturity securities available for sale, at fair value	$1,688,096	$1,887,014
Equity securities available for sale, at fair value	37,016	37,147
Trading securities, at fair value	11,185	7,762
Policy loans and other invested assets	25,795	24,613
Total investments	1,762,092	1,956,536
Cash and cash equivalents	147,468	112,216
Accrued investment income	19,595	19,540
Due from reinsurers	4,033,138	4,005,194
Deferred policy acquisition costs	1,179,143	1,066,422
Premiums and other receivables	182,702	170,656
Intangible assets	69,432	69,816
Income taxes	31,999	17,256
Other assets	261,225	302,126
Separate account assets	2,512,886	2,618,115
Total assets	$10,199,680	$10,337,877

Liabilities and Stockholders' Equity
Liabilities:
Future policy benefits	$5,022,048	$4,850,488
Unearned premiums	4,501	6,056
Policy claims and other benefits payable	248,592	254,533
Other policyholders' funds	334,553	345,721
Notes payable	374,469	374,433
Income taxes	101,708	114,611
Other liabilities	329,566	358,577
Payable under securities lending	75,852	139,927
Separate account liabilities	2,512,886	2,618,115
Total liabilities	9,004,175	9,062,461

Stockholders' equity:
Common stock	547	564
Paid-in capital	464,783	602,269
Retained earnings	609,778	503,173
Accumulated other comprehensive income, net of income tax	120,397	169,410
Total stockholders' equity	1,195,505	1,275,416
Total liabilities and stockholders' equity	$10,199,680	$10,337,877

(1) Unaudited

PRIMERICA, INC. AND SUBSIDIARIES
Condensed Statements of Income
(Unaudited)

	Three months ended September 30,
	2013	2012
	(In thousands, except per-share amounts)
Revenues:
Direct premiums	$576,095	$567,273
Ceded premiums	(407,488)	(414,991)
Net premiums	168,607	152,282
Commissions and fees	118,443	104,607
Net investment income	22,103	26,881
Realized investment gains (losses), including OTTI	(407)	3,872
Other, net	10,711	11,446
Total revenues	319,457	299,088

Benefits and expenses:
Benefits and claims	81,912	70,738
Amortization of deferred policy acquisition costs	32,192	29,234
Sales commissions	58,388	49,370
Insurance expenses	25,083	23,744
Insurance commissions	5,329	6,684
Interest expense	8,726	8,828
Other operating expenses	41,273	39,934
Total benefits and expenses	252,903	228,532
Income before income taxes	66,554	70,556
Income taxes	23,364	24,957
Net income	$43,190	$45,599

Earnings per share:
Basic	$0.78	$0.74
Diluted	$0.78	$0.72

Shares used in computing earnings per share:
Basic	54,957	60,060
Diluted	54,958	61,563

PRIMERICA, INC. AND SUBSIDIARIES
Consolidated Operating Results Reconciliation
(Unaudited – in thousands, except per share amounts)

	Three months ended September 30,
	2013	2012	% Change
Operating revenues	$319,864	$295,216	8%
Realized investment gains (losses), including OTTI	(407)	3,872
Total revenues	$319,457	$299,088	7%

Operating income before income taxes	$66,961	$69,788	-4%
Realized investment gains (losses), including OTTI	(407)	3,872
Other operating expense - IPO equity awards	-	(3,104)
Income before income taxes	$66,554	$70,556	-6%

Net operating income	$43,454	$45,104	-4%
Realized investment gains (losses), including OTTI	(407)	3,872
Other operating expense - equity awards	-	(3,104)
Tax impact of reconciling items	143	(273)
Net income	$43,190	$45,599	-5%

Diluted operating earnings per share (1)	$0.78	$0.72	9%
Net after-tax impact of operating adjustments (2)	-	-
Diluted earnings per share (1)	$0.78	$0.72	7%

(1) Percentage change in earnings per share is calculated prior to rounding per share amounts.
(2) Less than $.01 per diluted share

             CORPORATE AND OTHER DISTRIBUTED PRODUCTS SEGMENT
Operating Results Reconciliation
(Unaudited – in thousands)

	Three months ended September 30,
	2013	2012
Operating revenues	$27,330	$31,025
Realized investment gains (losses), including OTTI	(407)	3,872
Total revenues	$26,923	$34,897

Operating loss before income taxes	$(14,673)	$(9,413)
Realized investment gains (losses), including OTTI	(407)	3,872
Other operating expense - IPO equity awards	-	(3,104)
Loss before income taxes	$(15,080)	$(8,645)

PRIMERICA, INC. AND SUBSIDIARIES
Adjusted Stockholders' Equity Reconciliation
(Unaudited – in thousands)

September 30, 2013
Adjusted stockholders' equity	$1,123,779
Unrealized net investment gains recorded in stockholders' equity, net of income tax	71,726
Stockholders' equity	$1,195,505